EXHIBIT 99

SINCLAIR BROADCAST GROUP ANNOUNCES PRIVATE SECURITIES OFFERING

     BALTIMORE, June 23 / PRNewswire / - Sinclair Broadcast Group, Inc. (Nasdaq:
SBGI) announced today a proposed $200 milion private offering of Senior Subordinated Notes (the "Notes"). The Notes will have a maturity of 2007 and will be offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933, as amended).

     Sinclair Broadcast Group, Inc. intends to use the net proceeds of the proposed private offering to repay outstanding debt and for general corporate purposes, which may include acquisitions and repurchases of shares of the Company's Class A Common Stock.

     The Notes proposed to be offered by Sinclair Broadcast Group, Inc. have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the proposed Notes.

SOURCE  Sinclair Broadcast Group, Inc.

CONTACT: Patrick   Talamantes,   Director   of  Corporate  Finance  of  Sinclair
Broadcast Group,
410-467-5005